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AGREEMENT dated as of June 11, 2002 among Narrowstep Inc., a corporation having an address at 29 Queen Anne Street, London W1G 9HU, England ("Narrowstep") and Iolo Jones, an individual having an address at 103B South Hill Park, London NW3 2SP, England ("Jones").

Whereas, Jones has represented that he is the owner of all the outstanding shares of Narrowstep Ltd. ("Ltd."), a corporation organized under the laws of England and Wales, which is engaged in the business of commercialising the streaming of content, over the Internet, to targeted audiences, a concept called "Narrowcasting"; and

Whereas, Management of Narrowstep believes the Narrowcasting business of Ltd. can be profitable and attractive to investors; and

Whereas, Narrowstep is planning to raise capital by selling to investors ("Investors") a minimum of $250,000 of its common shares ("Shares") and a maximum of $1,350,000 of its Shares, at a price of $0.20 per Share, in a private offering of its Shares ("Offering") so that, after the Offering, the Investors would own no more than forty (40%) of Narrowstep s outstanding Shares and Jones would own 5,062,500 Shares, representing 30% of Narrowsteps Shares; and

Whereas, Jones believes it would be advantageous for him for Ltd. s Narrowcasting business to be owned by Narrowstep, the parties hereby agree to the following:

Upon Narrowstep raising at least $250,000 in the Offering,

                1. Jones agrees to sell to Narrowstep, for a purchase price of GBP30,000, one (1) share of Ltd. s outstanding shares, which Jones represents are all the outstanding shares of Ltd., thereby making Ltd. a wholly-owned subsidiary of Narrowstep;

                2. In connection with his sale to Narrowstep of all his shares in Ltd., Jones agrees to assign to Narrowstep (i) all of his interests in patents granted or patent applications pending in connection with the Narrowstep Player, Narrowstep Adserver, Narrowstep Content Manager, Narrowstep Network, and Narrowstep Bureau Services (the list of patents granted and patents applied for is set forth at Appendix A); (ii) all of his assets relating to

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                the intellectual property of the Narrowcast business such as (a)
                the URLs for Narrowstep.com, Narrowstep.tv, Narrowstep.co.uk, and Narrowstep.net., (b) trademarks, (c) business support materials, and (d) any other rights or assets necessary for the development of the Narrowcasting business; and (iii) rights in any consulting agreements he or Ltd. is engaged in;

                3. Narrowstep agrees to pay Jones an annual salary of GBP65,000 for serving as Narrowstep s Chief Executive Officer and Chief Technical Officer;

                4. Jones will assign to Narrowstep his rights in any consulting services he is providing to outside parties, unrelated to the Narrowcasting business. Jones will be entitled to receive 80% of the revenues received from such consulting, after payment of all related expenses, with Narrowstep retaining the remaining 20%. Any revenues received from consulting conducted by Jones in connection with the Narrowcast business shall belong in its entirety to Narrowstep;

If the Offering does not raise at least $250,000, Narrowstep, or its assignee, shall have the right to purchase from Jones all his Shares in Narrowstep for the same purchase price that Jones paid for the Shares.

ACCEPTED AND AGREED TO:

Narrowstep Inc.

By:  /s/ Paul Robinson
   ----------------------------------
Paul Robinson
Chairman of the Board of Directors


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     /s/ Iolo Jones
   ----------------------------------
Iolo Jones, Individually



                                   APPENDIX A


                    [LIST OF PATENTS AND PATENT APPLICATIONS]






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